Exhibit 99.1

PROXY CARD	COMMERCIAL BANCSHARES INC.	PROXY CARD

Proxy for Special Meeting of Shareholders to be Held on Thursday, December 21, 2017

This Proxy is Solicited on Behalf of the Board of Directors

A Special Meeting of Shareholders of Commercial Bancshares, Inc. (“CBI”) will be held on Thursday, December 21, 2017 at Commercial State Bank, 24080 Highway 59 North, Kingwood, Texas 77339, beginning at 3:00 p.m. local time. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and related Proxy Statement accompanying this proxy.

The undersigned, revoking all proxies heretofore given, hereby appoints Harry J. Brooks as my true and lawful attorney-in-fact for proxy, with full power of substitution, for me and in my name, place, and stead to vote all of the shares of Common Stock of CBI owned of record by the undersigned or with respect to which the undersigned is entitled to vote and otherwise to act on behalf of the undersigned at the Special Meeting of Shareholders and any adjournment or postponement thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before the meeting of any adjournment of postponement thereof.

This Proxy is solicited on behalf of the Board of Directors of CBI.

PROPOSAL 1

To approve the Agreement and Plan of Reorganization, dated October 12, 2017, by and among First Financial Bankshares, Inc., or First Financial, Kingwood Merger Sub, Inc., a wholly-owned subsidiary of First Financial referred to as Merger Sub, and CBI, pursuant to which Merger Sub will merge with and into CBI, which we refer to as the “merger”, with CBI surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein (which proposal we refer to as the “merger proposal”).

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL 2

To approve one or more adjournments of the Special Meeting of Shareholders to a later date or dates, if the board of Directors of CBI determines such an adjournment is necessary to permit further solicitation of additional proxies (which proposal we refer to as the “adjournment proposal”).

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR BOTH PROPOSALS.

Please sign your name exactly as it appears on the certificate(s) representing your shares of Common Stock. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Number of Shares	Certificate Name

Print Name of Shareholder(s)

Signature of Shareholder

Signature of Shareholder

Date: , 2017

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING OF SHAREHOLDERS. PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE PROXY USING THE ENCLOSED ENVELOPE.